Exhibit 6.13

REVOLVING LINE OF CREDIT AGREEMENT

This Revolving Line of Credit Agreement (the "AGREEMENT") is made and entered into as of the 25th day of July, 2018, by and between ST RXR Investments, LLC ("LENDER"), and LMP Automotive Holdings, Inc., a Delaware corporation ("BORROWER").

In consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1.                  LINE OF CREDIT. Lender hereby establishes for a period extending to December 31, 2018 (the "MATURITY DATE") a revolving line of credit (the "CREDIT LINE") for Borrower in the principal amount of One Million Five Hundred Thousand ($1,500,00.00) (the "CREDIT LIMIT"). In connection herewith, Borrower shall execute and deliver to Lender a line of credit note, in substantially the form attached hereto as Exhibit A, in the amount of the Credit Limit and in form and content satisfactory to Lender (“NOTE”). All sums advanced on the Credit Line or pursuant to the terms of this Agreement (each an "ADVANCE") shall become part of the principal of the Note.

2.                  ADVANCES. Any request for an Advance may be made from time to time and in such amounts as Borrower may choose; provided, however, that any requested Advance will not, when added to the outstanding principal balance of all previous Advances, exceed the Credit Limit. Requests for Advances shall be made in writing by such officer of Borrower authorized by it to request such Advances. Until such time as Lender may be notified otherwise, Borrower hereby authorizes its Chief Executive Officer or its Chief Financial Officer to request Advances. Lender may deposit or credit the amount of any requested Advance to Borrower's checking account with Lender. Lender may refuse to make any requested Advance if an Event of Default (as defined below) has occurred and is continuing hereunder either at the time the request is given or the date the Advance is to be made, or if an event has occurred or condition exists which, with the giving of notice or passing of time or both, would constitute an Event of Default hereunder as of such dates.

3.                  INTEREST. All sums advanced pursuant to this Agreement shall bear no interest.

4.                  REPAYMENT. Borrower shall pay the principal balance on any outstanding Note on the earliest of (i) the written demand of Lender, (ii) the Maturity Date, or (iii) upon the completion of an initial public offering of Borrower’s common stock, including an initial public offering under Regulation A promulgated under the Securities Act of 1933, as amended (a “QUALIFIED IPO”). All payments shall be made to Lender at such place as Lender may, from time to time, designate. All payments received hereunder shall be applied to principal. Borrower may prepay principal at any time without penalty.

5.                  QUALIFIED IPO. Upon the consummation of a Qualified IPO, all amounts outstanding under this Agreement shall be repaid pursuant to Section 4 and this Agreement shall terminate. For the avoidance of doubt, Borrower shall have no right to request an Advance following the consummation of a Qualified IPO.

6.                  REPRESENTATIONS AND WARRANTIES. In order to induce Lender to enter into this Agreement and to make the advances provided for herein, Borrower represents and warrants to Lender as follows:

a.                   Borrower is duly organized, validly existing, and in good standing under the laws of the State of Delaware with the power to own its assets and to transact business in other states where its business is conducted.

b.                  Borrower has the corporate authority and power to execute and deliver any document required hereunder and to perform any condition or obligation imposed under the terms of such documents.

c.                   The execution, delivery and performance of this Agreement and each document incident hereto will not violate any provision of any applicable law, regulation, order, judgment, decree, certificate of incorporation, by-law, indenture, contract, agreement, or other undertaking to which Borrower is a party, or which purports to be binding on Borrower or its assets and will not result in the creation or imposition of a lien on any of its assets.

d.                  There is no action, suit, investigation, or proceeding pending or, to the knowledge of Borrower, threatened, against or affecting Borrower or any of its assets which, if adversely determined, would have a material adverse effect on the financial condition of Borrower or the operation of its business.

e.                   As of the date hereof and after giving effect to the transactions contemplated hereby, (i) the aggregate value of Borrower’s assets will exceed its liabilities, (ii) Borrower will have sufficient cash flow to enable it to pay its debts as they mature, and (iii) Borrower will not have unreasonably small capital for the business in which it is engaged.

7.                  EVENTS OF DEFAULT. An event of default will occur if any of the following events occurs (“EVENT OF DEFAULT”):

a.                   Failure to pay any principal on a Note within ten (10) days after the same becomes due.

b.                  Any representation or warranty made by Borrower in this Agreement or in connection with any borrowing or request for an Advance hereunder, or in any certificate, financial statement, or other statement furnished by Borrower to Lender is untrue in any material respect at the time when made.

c.                   Default by Borrower in the observance or performance of any other covenant or agreement contained in this Agreement, other than a default constituting a separate and distinct Event of Default under this Paragraph 6; provided, however, that such default is not remedied within fourteen (14) days after notice thereof is given to Borrower.

d.                  Filing by Borrower of a voluntary petition in bankruptcy seeking reorganization, arrangement or readjustment of debts, or any other relief under the US Bankruptcy Code, as amended, or under any other insolvency act or law, state or federal, now or hereafter existing.

e.                   Filing of an involuntary petition against Borrower in bankruptcy seeking reorganization, arrangement or readjustment of debts, or any other relief under the Bankruptcy Code as amended, or under any other insolvency act or law, state or federal, now or hereafter existing, and the continuance thereof for sixty (60) days undismissed, unbonded, or undischarged.

f.                   Any order, judgment or decree shall be entered against Borrower decreeing the dissolution or split up of Borrower and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days.

8.                  REMEDIES. Upon the occurrence of an Event of Default as defined above, Lender may declare the entire unpaid principal balance to be immediately due and payable without presentment, demand, protest, or other notice of any kind. Lender may suspend or terminate any obligation it may have hereunder to make additional Advances. To the extent permitted by law, Borrower waives any rights to presentment, demand, protest, or notice of any kind in connection with this Agreement. No failure or delay on the part of Lender in exercising any right, power, or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided herein are cumulative and not exclusive of any other rights or remedies provided at law or in equity. Borrower agrees to pay all costs of collection incurred by reason of the default, including court costs and reasonable attorney's fees.

9.                  NOTICE. Any written notice will be deemed effective on the date such notice is placed, first class, postage prepaid, in the United States mail, addressed to the party to which notice is being given as follows:

Lender:	ST RXR Investment, LLC Attn: Samer Tawfik 1330 Avenue of the Americas, Suite 510 New York, NY 10019
Borrower	LMP Automotive Holdings, Inc. Attn.: Samer Tawfik 601 N State Road 7 Plantation, FL 33317

10.              GENERAL PROVISIONS. All representations and warranties made in this Agreement and the Note and in any certificate delivered pursuant thereto shall survive the execution and delivery of this Agreement and the making of any loans hereunder. This Agreement will be binding upon and inure to the benefit of Borrower and Lender, their respective successors and assigns, except that Borrower may not assign or transfer its rights or delegate its duties hereunder without the prior written consent of Lender. This Agreement, the Note, and all documents and instruments associated herewith will be governed by and construed and interpreted in accordance with the laws of the State of Delaware. Time is of the essence hereof. This Agreement will be deemed to express, embody, and supersede any previous understanding, agreements, or commitments, whether written or oral, between the parties with respect to the general subject matter hereof. This Agreement may not be amended or modified except in writing signed by the parties.

11.              WAIVER OF JURY TRIAL.  The parties hereto hereby voluntarily and irrevocably waive trial by jury in any Proceeding (as hereinafter defined) brought in connection with this Agreement, any of the related agreements and documents, or any of the transactions contemplated hereby or thereby. As used herein, “Proceeding” includes any threatened, pending, or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing, or any other actual, threatened, or completed proceeding, whether brought by or in the right of any party or otherwise and whether civil, criminal, administrative, or investigative, in which a Party was, is, or will be involved as a party or otherwise.

12.              COUNTERPARTS.  Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile transmission or by electronic mail as a portable document format file (.pdf) or a tagged image file (.tif) shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.

13.              INDEPENDENT ADVICE OF COUNSEL.  The parties hereto, and each of them, represent and declare that in executing this Agreement they relied solely upon their own judgment, belief, knowledge and the advice and recommendations of their own independently selected counsel, concerning the nature, extent, and duration of their rights and claims, and that they have not been influenced to any extent whatsoever in executing the Agreement by any representations or statements covering any matters made by any other party or that party’s representatives hereto.

14.              ENTIRE AGREEMENT.  This Agreement, together with the Note, constitutes the entire understanding and agreement of the parties with respect to the general subject matter hereof; supersede all prior negotiations and agreements with respect thereto; may not be contradicted by evidence of any alleged oral agreement; and may not be amended, modified, or rescinded in any manner except by a written agreement signed by Lender which clearly and unequivocally expresses an intent to amend, modify, or rescind the same.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

BORROWER:

LMP AUTOMOTIVE HOLDINGS, INC.

By:	/s/ Samer Tawfik
Name:	Samer Tawfik
Title:	Chief Executive Officer

LENDER:

ST RXR INVESTMENTS, LLC.

By:	/s/ Samer Tawfik
Name:	Samer Tawfik
Title:	General Partner

Exhibit A

LINE OF CREDIT NOTE

$1,500,000.00 As of [ ], 2018

FOR VALUE RECEIVED, and intending to be legally bound hereby, LMP Automotive Holdings, Inc., a Delaware corporation (“Borrower”), hereby unconditionally promises to pay to the order of ST RXR Investments LLC ("Lender"), the amount of up to ONE MILLION FIVE HUNDRED THOUSAND DOLLARS AND NO/100 ($1,500,000.00), together with any unpaid costs and expenses payable to Lender hereunder.

This Line of Credit Note (this “Note”) has been issued by Borrower in accordance with the terms of that certain Revolving Line of Credit Agreement of even date herewith (the “Agreement”), between Borrower and Lender, and the terms of the Agreement are expressly incorporated herein by reference. All capitalized terms used in this Note and not otherwise defined herein have the meanings ascribed to such terms in the Agreement. The principal amount due and owing at any time shall be the sum of all then outstanding Advances (as defined in the Agreement) which had not been repaid.

This Line of Credit Note is issued to evidence Borrower’s indebtedness to Lender for operating expenses in connection with the operations of Borrower.

Without limiting its other obligations under the Agreement, unless accelerated earlier following the completion of a Qualified IPO, the written demand of Lender or an occurrence of an Event of Default, Borrower will repay the principal amount of this Note, in accordance with the Agreement.

Lender, together with Lender’s successors and/or assigns, is entitled to the benefits of this Note and the Agreement and may exercise the remedies provided for thereby or otherwise available in respect thereof, all in accordance with the terms hereof and thereof.

A waiver or forbearance on the part of Lender of any provision of this Note shall be effective only if the same shall be in writing and signed by Lender, and then shall not be construed to be a waiver of any subsequent breach or default of any term or condition of the Note, and the failure of Lender to assert any breach or to declare a default by Borrower or to exercise any right, power or privilege under this Note shall not be construed to constitute a waiver thereof so long as such breach or default continues unremedied. No single or partial exercise by Lender of this Note of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege, and no notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Lender to any other or further action in any circumstances without notice or demand.

Borrower expressly waives presentment, protest, demand, notice of dishonor, presentment for the purpose of accelerating maturity, and diligence in collection. This Note, and the terms, conditions and provisions hereof, may not be changed, modified or amended without the written consent of Borrower and Lender.

This Note, and all claims relating to or arising out of the relationship of the parties hereto with respect to the subject matter hereof, shall be governed by, construed under and interpreted in accordance with the domestic laws of the State of Delaware, without giving effect to the principles of any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

This Note (i) shall be binding upon Borrower and Lender and, where applicable, their respective successors and permitted assigns, and (ii) shall inure to the benefit of Borrower and Lender and, where applicable, their respective successors and permitted assigns; provided, however, that Borrower may not assign its rights or obligations hereunder or any interest herein without the prior written consent of Lender, and any such assignment or attempted assignment by Borrower shall be void and of no effect with respect to Lender.

For purposes of the this Note, no course of dealing between Borrower and Lender (or any other holder of this Note), or any of them, and no delay on the part of any such party in exercising any rights hereunder shall operate as a waiver of the rights thereof. Any term of this Note may be amended, supplemented, modified or waived only with the written consent of Borrower and Lender.

All notices and other communications given or made pursuant to the Agreement.

IN WITNESS WHEREOF, Borrower has executed and delivered to Lender this Note, as of the day and year first above written.

LMP AUTOMOTIVE HOLDINGS, INC.

By:
Name:	Samer Tawfik
Title:	Chairman, President and Chief Executive Officer